News Bulletin

For Further Information:
2200 West Parkway Boulevard	Richard Putnam
Salt Lake City, Utah 84119-2331	Investor Relations
www.franklincovey.com	(801) 817-1776

FRANKLINCOVEY ANNOUNCES
FIRST QUARTER FISCAL 2007 RESULTS
Salt Lake City, Utah - January 11, 2007 -- FranklinCovey (NYSE: FC) reported its operating results for the first quarter of fiscal 2007. The quarter ended December 2, 2006 had five more business days than the first fiscal quarter ended November 26, 2006. The five additional business days resulted in increased sales and operating costs compared to the same quarter last year. Operating income for the fiscal first quarter of 2007 was $3.6 million compared to $4.1 million of income from operations for the first quarter of fiscal 2006. The Company also reported net income before preferred stock dividends for the first quarter of fiscal 2007 totaling $1.4 million ($0.02 earnings per share after preferred dividends) compared to $3.2 million of net income ($0.09 earnings per share after preferred dividends) reported for the same quarter in fiscal 2006.  The Company’s financial results during the quarter were influenced primarily by the following as compared to the first quarter of last year: (1) a $4.6 million or 16% increase in sales through our Organizational Solutions Business Unit (OSBU) which was partially offset by a $1.4 million decline in sales (primarily due to store closures) through the Consumer Solutions Business Unit (CSBU) resulting in a net $3.2 million increase in sales, (2) steady gross margin (61.4% in both periods) despite having a benefit to last year’s cost of sales that did not repeat this year, which, together with the increase in sales, resulted in a net $2.0 million year-over-year increase in gross profit, (3) an increase in selling, general and administrative costs of $3.1 million, primarily as a result of costs associated with the additional business days, increased audit costs associated with compliance to Sarbanes Oxley and increased commissions associated with increased sales, (4) a $0.6 million decline in depreciation and amortization expense, and (5) a $1.1 million increase in the tax provision. The Company provided the following details underlying the operating results during the first quarter of fiscal 2007.

Revenues: Total sales for the first quarter of fiscal 2007 grew 4% or $3.2 million compared to last year’s first quarter. OSBU sales grew 16% or $4.6 million for the first quarter of fiscal 2007 to $33.2 million compared to $28.6 million for the same quarter last year. The sales improvement was primarily the result of stronger domestic and international sales of organizational training solutions from a growing sales force and increased marketing efforts.

Sales from the CSBU for the quarter ended December 2, 2006, declined $1.4 million to $42.3 million compared to $43.7 million for the same quarter last year. Retail store sales declined $0.5 million, primarily as a result of having 16 fewer stores open during the quarter this year compared to last year, to $14.1 million compared to $14.6 million for the same quarter the prior year. Comparable stores sales were flat during the quarter compared to the same quarter last year. Consumer direct sales were $19.9 million compared to $19.2 million for the same quarter of last year, primarily as a result of 5 more business days this year compared to last year’s first quarter. Product sales through the wholesale channel during the quarter were $4.6 million compared to $6.1 million during the same quarter last year, primarily reflecting lower demand from entities that represent us to the larger retailers this year compared to last year. Product sales through international channels were $2.4 million during the quarter compared to $2.6 million for the same quarter last year. Sales of products through other CSBU channels were $1.3 million compared to $1.2 million for the same quarter last year.

Selling, general and administrative expenses: Selling, general and administrative expenses (SG&A) increased to $40.8 million for the quarter ended December 2, 2006, compared to $37.8 million for the same quarter last year. The increase was primarily due to the increased number of business days, increased audit and consulting costs associated compliance with Section 404 of the Sarbanes-Oxley Act and increased commissions associated with higher sales in the OSBU. The Company has also increased investments into its sales force and increased advertising and marketing and additional curriculum development. The costs associated with these initiatives were partially offset by cost reductions associated with store closures and other cost-saving initiatives. The Company had 16 fewer stores open during the quarter compared to the same quarter last year.

Depreciation and amortization expense: Depreciation and amortization expenses continued to decline during the first quarter of fiscal 2007, reflecting lower, more focused and better-managed capital expenditures and the effect of certain assets becoming fully depreciated. The Company reported a decline of $0.6 million in depreciation and amortization expense during the first quarter compared to the same period of the prior year.

About FranklinCovey
FranklinCovey assists professionals and organizations to measurably increase their effectiveness in leadership, productivity, communication and sales. Clients include 91 of the Fortune 100, more than three-quarters of the Fortune 500, thousands of small and mid-sized businesses, as well as numerous government entities. Organizations and professionals access FranklinCovey services and products through consulting services, licensed client facilitators, one-on-one coaching, public workshops, catalogs, retail stores, and www.franklincovey.com . Nearly 1,500 FranklinCovey associates provide professional services and products for 39 offices servicing more than 100 countries.

FRANKLIN COVEY CO.
CONDENSED CONSOLIDATED INCOME STATEMENTS
(in thousands, except per share amounts)

	Quarter Ended
	December 2,	November 26,
	2006	2005
	(Unaudited)	(Unaudited)

Sales	$75,530	$72,351
Cost of sales	29,132	27,945
Gross margin	46,398	44,406

Selling, general and administrative	40,849	37,767
Depreciation	1,037	1,408
Amortization	902	1,095
Income from operations	3,610	4,136

Interest income	201	330
Interest expense	(661)	(643)
Income before provision of income taxes	3,150	3,823

Provision for income taxes	(1,734)	(590)
Net Income	1,416	3,233

Preferred dividends	(934)	(1,379)
Net income available to common shareholders	$482	$1,854

Net income per share available to common shareholders
Basic	$0.02	$0.09
Diluted	$0.02	$0.09

Weighted average number of common shares
Basic	19,910	20,331
Diluted	20,192	20,642

Sales Detail:
Organizational Solutions Business Unit
Domestic	17,721	16,330
International	15,487	12,283
Total	33,208	28,613
Consumer Solutions Business Unit
Consumer Direct	$19,936	$19,177
Retail Stores	14,127	14,643
Wholesale	4,577	6,111
CSBU International	2,386	2,644
Other	1,296	1,163
Total	42,322	43,738
Total Consolidated Sales	$75,530	$72,351